FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
July 30, 2012	Corp. Communications & Planning Director
317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividend
and Reports Second Quarter 2012 Financial Results

Indianapolis, IN…On July 27, 2012, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.00% and 2.40%, respectively. These dividends will be paid in cash on July 31, 2012.

"A strong financial performance in the second quarter has again allowed us to pay our members a solid return on their investment," stated Milton Miller, President - CEO. "Further, it is encouraging to see positive trends emerging for member usage of FHLBI products."
Net Income for the second quarter of 2012 was $33.2 million. The increase of $8.8 million compared to the same period in 2011 was primarily due to higher net interest income, lower other-than-temporary impairment ("OTTI") credit losses on our private-label mortgage-backed securities and a decrease in total assessments as a result of satisfying our obligation to the Resolution Funding Corp. as of June 30, 2011. Net Interest Income After Provision for Credit Losses increased by $2.8 million or 5% in the second quarter of 2012, compared to the same period in 2011, primarily due to wider spreads on our interest-earning assets and an increase in prepayment fees on Advances, partially offset by lower levels of certain interest-earning assets.

Net Income for the first six months of 2012 was $74.7 million. The increase of $30.4 million compared to the same period in 2011 was primarily due to lower OTTI credit losses on our private-label mortgage-backed securities, higher net interest income and a decrease in total assessments as a result of satisfying our obligation to the Resolution Funding Corp. as of June 30, 2011. Net Interest Income After Provision for Credit Losses increased by $5.9 million or 5% in the first six months of 2012, compared to the same period in 2011, primarily due to wider spreads on our interest-earning assets, partially offset by lower levels of certain interest-earning assets.

Total Assets at June 30, 2012 were $40.2 billion, a net decrease of $210.3 million compared to December 31, 2011. Advances outstanding totaled $18.8 billion. The net increase of 1% compared to December 31, 2011 was attributable to higher Advances to our insurance company members, partially offset by lower Advances to our depository members. Mortgage Loans Held for Portfolio totaled $5.8 billion. The net decrease of 3% compared to December 31, 2011 was attributable to repayments exceeding the purchases of mortgage loans under our Mortgage Purchase Program. Investments totaled $15.2 billion at June 30, 2012 and December 31, 2011.

Consolidated Obligations totaled $36.3 billion at June 30, 2012. The net decrease of $617.3 million or 2% compared to December 31, 2011 was attributable to lower funding needs.

Total Capital was $2.1 billion at June 30, 2012. The increase of $129.9 million for the first six months of 2012 consisted of a net increase in Capital Stock of $44.9 million, a net increase in Retained Earnings of $51.2 million, and a net decrease in Accumulated Other Comprehensive Loss of $33.8 million.

At June 30, 2012, Total Regulatory Capital was $2.6 billion and our regulatory capital-to-assets ratio was 6.5%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter and six months ended June 30, 2012 will be included in our Quarterly Report on Form 10-Q, which we intend to file in mid-August.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited) ($ amounts in millions, as rounded)
	Three Months Ended June 30,		Six Months Ended June 30,
Condensed Statements of Income	2012	2011	2012	2011
Net Interest Income After Provision for Credit Losses	$58	$55	$120	$114
Net OTTI Credit Losses	—	(3)	(3)	(21)
Other Income (Loss), excluding OTTI Credit Losses	(5)	(5)	(3)	(5)
Other Expenses	15	14	30	27
Total Assessments	4	9	9	17
Net Income	$34	$24	$75	$44

Condensed Statements of Condition	June 30, 2012	December 31, 2011
Advances	$18,814	$18,568
Mortgage Loans Held for Portfolio, net	5,780	5,955
Investments (1)	15,239	15,203
Other Assets	332	649
Total Assets	$40,165	$40,375

Consolidated Obligations, net	$36,277	$36,894
Mandatorily Redeemable Capital Stock	451	454
Other Liabilities	1,360	1,080
Total Liabilities	38,088	38,428
Capital Stock, Class B Putable	1,608	1,563
Retained Earnings (2)	549	498
Accumulated Other Comprehensive Income (Loss)	(80)	(114)
Total Capital	2,077	1,947
Total Liabilities and Capital	$40,165	$40,375

Total Regulatory Capital (3)	$2,608	$2,515

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Includes $28 million and $13 million of Restricted Retained Earnings at June 30, 2012 and December 31, 2011, respectively.
(3) Consists of Total Capital plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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